Exhibit 99.3
Summary of Compensation Terms — James A. Datin

Base Salary	$375,000/year

Bonus Plan Starting in Fiscal Year 2006	$375,000 target, based on achievement of annual Management Incentive Plan objectives.

Partial Year 2005 Bonus Arrangement	Fiscal Year 2005 bonus guaranteed at $125,000, paid on start date; 100% of net cash (after taxes) to be used to purchase Registrant’s stock in orderly open market purchases in accordance with Registrant’s insider trading procedures.

Equity Incentives	Options granted on September 7, 2005 at $1.56 per share exercise price as follows:

	1.	Options to purchase 500,000 shares, vesting 25% on first anniversary and monthly thereafter over 36 months; and

	2.	Options to purchase 1,500,000 shares, vesting incrementally based upon sustained improvement in the Registrant’s market capitalization (as defined in the option agreement) as set forth below, with pro rata vesting between the defined bands being tested as of the last day of each six-month period during the term of the option:

Achievement of Sustained
		Percentage Vesting	Improvement in Market Capitalization
		First 10%	$100 million incremental over base
		Next 20%	additional $150 million incremental
		Next 30%	additional $200 million incremental
		Final 40%	additional $250 million incremental

Mr. Datin’s option grants are intended to meet the employment inducement award exemption provided under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

Fringe Benefits	Participation in the Registrant’s executive-level benefit programs, including health, dental, and vision plans; life and disability insurance; deferred compensation plan; car allowance and annual expense allowance.

Relocation Expenses	Reimbursement of reasonable and customary relocation expenses up to an aggregate of $100,000 if Mr. Datin relocates within 24 months.

If Mr. Datin voluntarily resigns or is terminated for cause, he will repay to Registrant all reimbursed relocation expenses based on the following schedule:

Within the first 6 months of the relocation date — 100%
Between 6 months and 12 months of the relocation date — 50%
After 12 months — 0%

Severance	1.	If (a) Mr. Datin’s employment is terminated by Registrant without cause or (b) if Mr. Datin resigns with good reason, Mr. Datin will receive a lump sum payment equal to 12 months of his then current base salary and the greater of (i) his target bonus (not less than 100% of current base salary) for the year of termination or (ii) the average of his actual bonuses received for the last three completed fiscal years; or

	2.	If, within six months prior to or 12 months following a change in control, (a) Mr. Datin’s employment is terminated without cause or (b) Mr. Datin resigns with good reason based on material diminution/change in duties, Mr. Datin will receive a lump sum payment equal to two times his then current base salary and two times the greater of (i) his target bonus (not less than 100% of current base salary) for the year of termination or (ii) the average of his actual bonuses received for the last three completed fiscal years.

Upon separation of employment:

	—	for cause: all vested and unvested options will expire in accordance with the terms of the option agreement.

	—	without cause or by Mr. Datin for good reason (other than following a change in control): all unvested options will be forfeited; all vested options will remain exercisable for a term to match the severance payment period.

	—	in connection with a change in control, vesting of all options will accelerate and all vested options will remain exercisable for a term to match Mr. Datin’s severance payment period.

The severance benefits described above are conditioned upon Mr. Datin’s delivery of a customary release to the Registrant.